Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this registration statement of IMS Health Incorporated ("accounting successor to Cognizant Corporation") on Form S-8 and in the related Prospectus of our reports dated February 17, 1998, except for the effect of the 1998 Distribution described in Note 3 for which the date is June 15, 1998 on our audits of the consolidated financial statements and Financial Statement schedule of IMS Health Incorporated ("accounting successor to Cognizant Corporation") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 which reports are included in the Form 8-K\A-2, dated July 22, 1998.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


New York, New York
December 7, 1998